Exhibit (d)(6)

Ericsson

DECEMBER 19, 2006

Ericsson has entered into the proposed Agreement and Plan Of Merger, by and among Redback (the “Company”), Ericsson, a limited liability company organized under the Swedish Companies Act (“Einstein”) and Ericsson Sub, a Delaware corporation and indirect wholly-owned subsidiary of Parent (“Purchaser”), (the “Agreement”), pursuant to which Purchaser will make a tender offer (the “Offer”) for each share of common stock of the Company. The Offer will be followed by a merger of Purchaser with and into the Company (the “Merger” and together with the Offer, the “Transactions”).

Vision

Both Ericsson and Redback share a common vision that the two primary technologies that are most critical to telecom infrastructure in the future revolve around Wireless and IP. By joining the capabilities of both companies through the Transactions, there will be a merger of the number #1 wireless infrastructure provider with the leading IP technology company. The newly combined corporation will be one of the largest and best positioned companies in the world to build integrated wireline and wireless networks based on these technologies for carriers globally.

Organizational Strategy

In order to capitalize on the success and momentum of Redback, the newly formed corporation must have the most efficient organizational structure. Einstein agrees to allow the newly formed corporation to be managed as a separate subsidiary or division as part of Ericsson Networks Division reporting to a management board that will be Chaired by Carl-Henric Svanberg (at least initially) with Kevin DeNuccio as President. Einstein acknowledges the importance of this autonomy to sustain the vision, mission and growth of this IP division against its 2 primary Silicon Valley competitors. However, the newly formed corporation must simultaneously try to capitalize on the reach and resources of Ericsson in these first 2 priorities:

•	Ramp sales education and coordination to all Ericsson market units to maximize market penetration and customer acquisition in the Broadband, Wireline, and Triple Play build-outs globally.

•	Create a technology team made up of both Redback and Ericsson employees to drive a technology transfer and integration of [Maxwell’s] key ASIC and IP operating system into Ericsson next generation products and roadmaps.

Management Team

Redback and Ericsson management realize the success of this acquisition will require the retention and long term commitment of the current Redback management team and employees as well as the ability to continue to rapidly and successfully recruit talent in Silicon Valley. The critical Redback managers to accomplish the leadership of this vision are the following 6 individuals:

Kevin DeNuccio, President

Georges Antoun, SVP Field Ops

Ebrahim Abbasi, SVP Ops

Steve Tam, VP Eng

Rod Couvrey, VP Eng

Simon Zarrin, VP Eng

Employment Terms

In recognition that Ericsson (or Purchaser) desires to employ each executive on such terms and conditions as each executive listed above and Ericsson may mutually agree to after good faith negotiations (which terms and conditions shall be at least substantially similar, in the aggregate, to the terms and conditions of employment between the Company and the executive in effect immediately prior to the Offer), the undersigned executive acknowledges and agrees that he will make himself available to Ericsson and engage in good faith negotiations for the purpose of entering into such employment relationships. Ericsson similarly acknowledges and agrees that it will make itself available to executive and engage in good faith negotiations for the purpose of entering into such employment relationships.

Employee Plans

In furtherance of the good faith negotiations described herein, Ericsson agrees to create both a short term and long term commitment to this common vision and implement two compensation methods in addition to current cash compensation plans:

•	A cash retention bonus of 2 times salary for the above mentioned individuals as well as certain other named key employees in the attachment at either 1.0, 1.5 or 2 times their base salaries. These retention bonuses will be paid at 25% upon 12 months and 75% at 24 months service subject to continued employment.

•	A new phantom stock option plan that is implemented to closely correlate to the current Redback stock option program in terms of value creation. This phantom plan will be implemented as a long term compensation, retention, and recruitment plan comparable in value to Silicon Valley equity compensation norms.

The purpose of this letter is to ensure that there is a full understanding and commitment from Ericsson and the top manager signing below to negotiate in good faith to enter into an employment relationship substantially as outlined herein, including without limitation, the following elements:

•	develop in sufficient detail and implement the employee plans substantially as outlined herein;

•	execute the organizational strategy substantially as described herein; and to

•	devote at least the coming three years to pursue the joint vision and other longer term targets agreed upon.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Ericsson by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Kevin DeNuccio

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Ebrahim Abbasi

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Georges Antoun

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Stephen Tam

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Simon Zarrin

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent by its duly authorized officer, as of the day and year first above written.

ERICSSON:

By:

Title:

EXECUTIVE:

Rod Couvrey